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                                                                    EXHIBIT 23.5

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 5, 1998 (except note 10 as to which the date is July 16, 1998) with respect to the combined financial statements of ComTel UK Finance B.V. as of and for the year ended December 31, 1997, and of our report dated June 5, 1998 (except note 9 as to which the date is July 16, 1998) with respect to the combined financial statements of Telecential Communications (Canada) Limited and Telecential Communications (UK) Limited as of and for the sixteen month period ended December 31, 1996, included by reference in the Form S-3 to be filed by NTL Incorporated, in connection with the issue of Convertible Preferred and Common Stock Shares.

                                          /s/ DELOITTE & TOUCHE

Chartered Accountants
Bracknell, England
November 5, 1998